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Exhibit 10.7

        CONFIDENTIAL

CONSULTING AGREEMENT

INDEPENDENT CONSULTANT AGREEMENT

        Pursuant to the Confidential Separation Agreement and General Release dated as of January 15, 2004 ("Separation Agreement"), this Independent Consultant Agreement ("Agreement") is entered into between Paul R. Buckman whose address is 200 Wildhurat Road, Tonka Bay, MN 55331, ("Consultant") and ev3 Inc., a Delaware corporation whose address is 4600 Nathan Lane North, Plymouth, MN 55442 ("Company").

        1.    Duties.    Consultant's services will include, but are not be limited to, providing advice to ev3 on technologies, products, market competition, product development and designs, processes, ideas, customers, clinical trials, and regulatory matters (the "Services"). Until further notice, Consultant shall coordinate the performance of Consultant's duties hereunder with Dale Spencer or James Corbett. Services shall be performed only as reasonably requested by Company and at times mutually convenient.

        2.    Term and Termination.    The initial term of this Agreement will be from the date of delivery of the notice required under Section 7(c) of the Separation Agreement and ending on the date of the last Separation/Consulting Payment pursuant to the Separation Agreement, unless terminated earlier as hereinafter provided. Company may terminate this Agreement immediately and without notice as the result of Consultant's breach of the provisions of this Agreement or of the Separation Agreement. A breach by Consultant of this Agreement shall constitute a breach of the Separation Agreement as well. In the event of notice of termination, Consultant shall promptly submit any outstanding requests for expenses, and Company shall make payment as provided for in Section 3. Company shall have no other monetary liability to Consultant.

        3.    Payment.    Payment for services and expenses will be as follows:

          (a)   Company shall pay Consultant pursuant to terms of the Separation Agreement. No other compensation for the Services shall be provided hereunder.

          (b)   Company agrees to reimburse Consultant for all reasonable out-of-pocket business expenses incurred by Consultant on behalf of Company, provided that Consultant properly accounts to Company for all such expenses in accordance with the standard policies of Company relating to reimbursement of business expenses. All travel expenses, if any, must be pre-approved in writing by Company. Domestic air travel required for Company business will be reimbursed as coach rates. Consultant shall provide Company with appropriate documentation for tax purposes for all expenses for which Company reimbursement is requested.

        4.    Independent Contractor.

          (a)   Consultant is to be retained as an independent contractor and not as an agent or employee of Company. Consultant shall not have any right to bind Company or commit Company to any legal obligation whatsoever, or to hire or retain other parties at Company's expense, without Company's prior written approval.

          (b)   While on Company's premises, Consultant shall comply strictly with all laws and regulations, take all safety precautions, and follow all of Company's safety and operating rules, including but not limited to this prohibition on weapons. Consultant represents and warrants that Consultant shall at all times during the term of this Agreement act in the best interest of Company and take no action which is or might be detrimental to the interests of Company.

          (c)   Consultant shall perform the Services to the best of Consultant's ability and in accordance with the degree of skill, care and diligence normally exercised by recognized professional persons or firms that supply services of a similar nature.

          (d)   Consultant shall not be eligible to participate in any of Company's employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.

        5.    Intellectual Property.

          (a)   Inventions. "Inventions" as used in this Agreement, means any inventions, discoveries, improvements and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, developed, perfected, devised, authored or conceived by Consultant, whether by Consultant's sole efforts or in connection with the efforts of others, and that either (i) relate in any way to Company's products or processes, past, present, anticipated or under development upon which Consultant has provided services to Company, or (ii) result in any way from Consultant's engagement by Company (including any limited services prior to the date of this Agreement).

          (b)   Ownership. Consultant agrees that all Inventions (as defined in Section 5(a) above), made by Consultant will be the sole and exclusive property of Company and hereby assigns and agrees to assign to Company all of Consultant's right, title and interest in and to the Invention(s), any applications Consultant makes for patents or copyrights in any country, and any patents or copyrights granted to Consultant in any country. To the extent that any Invention qualifies as "work made for hire" as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute "work made for hire" and, as such, will be the exclusive property of Company. Any deliverables shall be the sole property of Company, and Consultant waives and relinquishes all claims it may have to the ownership of such Deliverables.

          (c)   Consultant Obligations. Consultant agrees to disclose promptly and fully to Company in writing any Inventions and copyrightable material made or conceived by Consultant, either alone or jointly with others, during the term of this Agreement. Consultant further agrees that he will, with respect to any Inventions: (i) keep current, accurate, and complete records, which will belong to Company and be kept and stored on Company's premises; and (ii) acknowledge and deliver promptly to Company any written instruments, and perform any other acts necessary in Company's opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in Company. Consultant agrees to perform promptly (without charge to Company but at the expense of Company) all acts, such as execution of assignments or patent prosecution documentation, as may be necessary in Company's opinion to preserve all patents and/or copyrights granted upon Consultant's Inventions forfeiture, abandonment or loss.

        6.    Confidentiality.

          (a)   In the performance of this Agreement, Consultant will receive Company confidential information (which includes information generated by Consultant in performing services for Company), which gives Company an advantage over its competitors who do not know or use it, including but not limited to techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information, relating to the business, products, practices, techniques or technology of Company and/or its subsidiaries or affiliates (hereinafter referred to as "Confidential Information"). Confidential Information shall include information Company deems confidential or proprietary or which Consultant has reason to believe is confidential or proprietary. Consultant agrees, at all times to regard and preserve as confidential such Confidential Information, and to refrain from directly or indirectly publishing or disclosing any part of such Confidential Information and from using it except as required in connection with the Services for Company without the prior written consent of Company. Consultant further agrees, at all times, to refrain from any other acts or omissions that would reduce the value of such Confidential Information to Company. Company is free to use any information disclosed or generated under this Agreement without permission from Consultant.

          (b)   All Confidential Information shall remain the exclusive property of Company, and no license is granted to Consultant to any Confidential Information.

          (c)   Upon termination of engagement, Consultant will promptly return to Company all originals and all copies of all property and assets of Company created or obtained by Consultant as a result of or in the course of or in connection with the engagement with Company which are in Consultant's possession or control, whether confidential or not.

          (d)   It is expressly agreed that the obligations in this Section 6 to keep information confidential do not apply to information that: (1) is at the time of disclosure, or thereafter becomes, a part of the public domain without breach of this Agreement (provided that the act of copyrighting shall not be construed as causing such copyrighted materials to be in the public domain); (2) is lawfully in the possession of Consultant prior to the disclosure, as shown by written records; or (3) is lawfully disclosed to consultant by a third party unrelated to Company who does not owe a duty of confidentiality to Company.

        7.    Non-Competition Agreement.    Consultant acknowledges that he is bound by the terms of the Separation Agreement regarding his non-compete obligations.

        8.    Non-Solicitation.    Consultant acknowledges that he is bound by the terms of the Separation Agreement regarding his non-solicitation obligations.

        9.    Records.    Consultant shall maintain true and correct sets of records in connection with the Services, and shall deliver those records to Company at the termination of this Agreement.

        10.    Notices.    All notices required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid to the addresses above, or to such other address as either party may designate in writing to the other. All mailed notices shall be deemed effective upon being deposited in the mail.

        11.    Waiver.    The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach.

        12.    Assignment.    Consultant may not assign this Agreement without the express written consent of Company. Company may assign this Agreement to any of its affiliates.

        13.    Governing Law.    This Agreement shall be governed by the laws of the State of Minnesota, without regard to choice of law rules. The parties agree that any dispute relating to this Agreement or arising out of the services performed by Consultant shall be subject to the jurisdiction of the courts within the State of Minnesota, Hennepin County.

        IN WITNESS WHEREOF, the parties hereto have subscribed their names to this Agreement effective the day and year written above.

CONSULTANT		ev3 Inc.
/s/ Paul R. Buckman		By:	/s/ Cecily Hines
Paul R. Buckman		Name:	Cecily Hines
		Title:	V.P. and Chief Legal Officer
Date:	1/28/04	Date:	1-29-04

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  Exhibit 10.7
CONSULTING AGREEMENT INDEPENDENT CONSULTANT AGREEMENT